Exhibit 16.1

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of the Current Report on Form 8-K/A of Aries Ventures Inc. dated October 31, 2002 and agree with the statements made therein insofar as they relate to the accounting firm of Hollander, Lumer & Co., LLP.

/s/ Hollander, Lumer & Co., LLP
Los Angeles, California
January 16, 2003